Exhibit 99.1




FOR RELEASE AT:                           CONTACT:
6:00 A.M. (EST)                           DOUGLAS I. PAYNE
August 30, 1999                           Sr. V.P. - Finance and Administration
                                          (540) 627-2157
                                          e-mail:dpayne@stanleyfurniture.com

                                          ANITA WIMMER
                                          Assistant Secretary/Treasurer
                                          (540) 627-2446
                                          e-mail:awimmer@stanleyfurniture.com

   STANLEY FURNITURE AUTHORIZES AN ADDITIONAL $10 MILLION TO REPURCHASE ITS
                               COMMON STOCK

STANLEYTOWN, VA, August 30, 1999/PRNewswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NNM:STLY) announced today that its Board of Directors has authorized the use of an additional $10 million to repurchase the Company's common stock. This new authorization is in addition to the $10 million authorized in October 1998. Pursuant to that prior authority the Company has spent $7.5 million to repurchase 404,550 shares of its common stock at an average price of $18.51 per share.

These repurchases may be made from time to time in the open market, or in privately negotiated transactions, at prevailing market prices that the Company deems appropriate.

Albert L. Prillaman, president and chief executive officer of Stanley Furniture Company, commented "We are pleased with the Board's decision to use a portion of the Company's capital to repurchase our shares. We believe that investing in Stanley's shares given current market conditions represents an attractive investment. Stanley's strong financial condition and cash flow will allow us to simultaneously take advantage of opportunities to purchase our stock at attractive prices and continue our investment in the Company's future growth."

Established in 1924, Stanley Furniture Company, Inc. is celebrating its 75th Anniversary this year. The Company is a leading manufacturer of wood furniture targeted at the upper-medium price range of the residential market. Manufacturing facilities are located in Stanleytown, VA, and Robbinsville, Lexington, and West End, NC. Its common stock is traded on the Nasdaq stock market under the symbol STLY.

Visit Stanley Furniture on the World Wide Web at www.stanleyfurniture.com.

Certain statements made in this release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology. These statements reflect the Company's reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include the cyclical nature of the furniture industry, fluctuations in the price of lumber which is the most significant raw material used by the Company, competition in the furniture industry, capital costs, delays in construction or obtaining necessary permits for planned expansions, and general economic conditions.